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                                                                     EXHIBIT 5.1





Ampex Corporation                                                   May 23, 2002
1228 Douglas Avenue
Redwood City, CA 94063


         Re: REGISTRATION OF 1,000,000 SHARES OF CLASS A COMMON STOCK

Ladies and Gentlemen:

         I have acted as counsel for Ampex Corporation, a Delaware corporation (the "Company", in connection with the preparation and filing of a registration statement on Form S-2 (the "Registration Statement"), pursuant to which the Company proposes to register for sale 1,000,000 issued and outstanding shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"). Capitalized terms used and not defined herein shall have the meanings given to them in the Registration Statement. You have requested that I furnish my opinion as to the matters hereinafter set forth.

         For the purposes of this letter, I have examined originals or copies of the following:

      1.    Registration Statement, to which this opinion is an exhibit;

      2. The Amended and Restated Certificate of Incorporation of the Company, as amended to date, incorporated by reference as an exhibit to the Registration Statement (the "Certificate of Incorporation");

      3. By-Laws of the Company, as amended to date, incorporated by reference as an exhibit to the Registration Statement (the "By-Laws");

      4. A specimen certificate for the Company's Class A Common Stock, incorporated by reference as an exhibit to the Registration Statement; and

      5. Records of corporate proceedings of the Company relative to the authorization and issuance of the Shares.

      In rendering the opinion herein expressed I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates submitted to me as originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates submitted to me as copies, and the legal capacity to sign of all individuals executing such documents, instruments and certificates (the "Documents"). In addition, I have assumed, other than with respect to those signing on behalf of the Company, that all signatories of all Documents have been duly authorized, pursuant to all applicable laws, regulations, corporate charters and governing documents, to execute said Documents. As to facts material to this opinion, not otherwise verified by me, I have relied, without independent investigation, upon factual information provided to me by the Company, and upon representations made in any of the other Documents referred to above.

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         I do not express any opinion as to the laws of states or jurisdictions other than the State of California and matters of federal law and the Delaware General Corporation Law. No opinion is expressed as to the effect that the laws of any other jurisdiction may have upon the subject matter of the opinions expressed herein under conflicts of law principles or otherwise.

         On the basis of and in reliance upon the foregoing, and subject to the foregoing limitations, qualifications and exceptions, I am of the opinion that the Shares have been duly authorized and issued, and are fully-paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion and to the reference to me under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                                   Very truly yours,

                                                   /s/ Joel D. Talcott

                                                   Joel D. Talcott
                                                   General Counsel